EXHIBIT 99.1

Exponent Reports First Quarter 2024 Financial Results

MENLO PARK, Calif., April 25, 2024 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq: EXPO) today reported financial results for the first quarter of fiscal year 2024 ended March 29, 2024.

“Exponent delivered better than expected results in the first quarter, as we grew revenues before reimbursements 7% and expanded earnings per share year over year. This is a testament to our highly diversified portfolio and the merits of our premium service offerings to multiple industries,” commented Dr. Catherine Corrigan, President and Chief Executive Officer. “We continued to deepen our roots in reactive work, which grew in the mid-teens, driven by robust failure analysis and dispute-related work across a wide spectrum of industries. From wind farms to life saving medical devices, clients around the world increasingly rely on Exponent’s unrivaled failure analysis expertise to provide critical, real-time insights on regulatory and safety related decisions.

“Exponent’s team of experts continues to advise clients on critical needs throughout the product lifecycle. Our proactive business, excluding consumer electronics which continues to experience cyclical impacts, increased year over year driven by strength in the transportation, utilities and chemical sectors.

“The increasing global attention on safety, health, and environmental concerns coupled with the complexity and pace of innovation continues to drive greater demand for our expertise,” continued Dr. Corrigan. “Exponent remains well positioned to serve our clients and deliver mission-critical insights for the present while paving the way for future innovations.”

First Quarter Financial Results

Total revenues and revenues before reimbursements for the first quarter of 2024 increased 3.3% to $144.9 million and 6.6% to $137.2 million, respectively, as compared to $140.3 million and $128.7 million in the first quarter of 2023, respectively.

Net income increased to $30.1 million, or $0.59 per diluted share, in the first quarter of 2024, as compared to $29.1 million, or $0.56 per diluted share, in the same period of 2023. The tax benefit for the classification of tax adjustments associated with share-based awards realized in the first quarter of 2024 was $0.9 million, or $0.02 per diluted share, as compared to $3.6 million, or $0.07, in the first quarter of 2023. Including the tax benefit, Exponent’s consolidated tax rate was 25.4% in the first quarter of 2024, as compared to 18.0% for the same period in 2023.

EBITDA1 increased to $40.1 million, or 29.2% of net revenues, in the first quarter of 2024, as compared to $35.8 million, or 27.8% of net revenues in the first quarter of 2023.

In a separate press release today, Exponent announced its quarterly cash dividend of $0.28 to be paid on June 21, 2024, and reiterated its intent to continue to pay quarterly dividends. During the first quarter of 2024, Exponent paid $15.6 million in dividends and closed the period with $168.7 million in cash and cash equivalents.

Business Overview

Exponent’s engineering and other scientific segment represented 84% of the Company’s revenues before reimbursements in the first quarter of 2024. What started as a slow quarter in January transitioned to a surge in demand for reactive services as the quarter progressed, driving a better-than-expected 8% increase in revenues before reimbursements in this segment. The uptick during the quarter was driven by dispute and recall-related work across the energy, vehicle, and medical device sectors.

Exponent’s environmental and health segment represented 16% of the Company’s revenues before reimbursements in the first quarter. Revenues before reimbursements in this segment increased 1% in the first quarter, compared to the same period in the prior year. Work in this segment was primarily driven by Exponent’s regulatory consulting in the chemical industry.

Business Outlook

“Strong business activity for our reactive service offerings and our successful efforts to align resources with demand resulted in 75% utilization in the quarter and a significant increase in EBITDA margin. We will continue to strategically manage headcount and balance utilization based on market demand to position Exponent for long-term success,” commented Richard Schlenker, Executive Vice President and Chief Financial Officer.

For the second quarter of 2024, as compared to the same period one year prior, Exponent anticipates:

  Revenues before reimbursements to be flat to up in the low-single digits; and,
  EBITDA1 to be 27.25% to 28.25% of revenues before reimbursements.

For the fiscal year 2024 we are increasing our revenue and margin guidance. Exponent anticipates:

  Revenues before reimbursements to grow in the low-single digits; and,
  EBITDA1 to be 26.25% to 27.0% of revenues before reimbursements.

“Our core market dynamics and enduring value proposition stand firm. In an era where innovation leads to continuous disruption and safety expectations constantly evolve, the ramifications of missteps only intensify, heightening the significance of our insights. Through strategic measures to align our resources with demand, we continue to fortify our competitive advantage and are primed to drive sustainable, long-term growth,” concluded Dr. Corrigan.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Thursday, April 25, 2024, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (844) 481-2781 or (412) 317-0672. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing (877) 344-7529 or (412) 317-0088 and entering passcode 9671556#.

Use of non-GAAP Financial Measures 1

EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation, and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income, and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present, and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.

Exponent has provided its outlook regarding EBITDA as a percentage of revenues before reimbursements. The Company has not reconciled this non-GAAP financial measure to the corresponding GAAP financial measure because guidance for the various reconciling items is not provided and the Company is unable to estimate with reasonable certainty the effect of these items without unreasonable effort. For example, the Company is unable to estimate with reasonable certainty the impact of equity awards on Exponent’s taxes without unreasonable effort. These items are uncertain, depend on various factors, and may have a material effect on Exponent’s results computed in accordance with GAAP. A reconciliation between the historical GAAP and non-GAAP financial measures presented in this release is provided in the financial tables at the end of this release.

About Exponent

Exponent brings together 90+ technical disciplines and 950+ consultants to help our clients navigate the increasing complexity of more than a dozen industries, connecting decades of pioneering work in failure analysis to develop solutions for a safer, healthier, more sustainable world.

Exponent's consultants deliver the highest value by leveraging multidisciplinary expertise and resources from across Exponent's offices in North America, Asia, and Europe. Exponent's consultants, laboratories, databases, and computing resources work seamlessly together around the globe, enabling us to produce the breakthrough insights needed to help multinational companies, startups, law firms, insurance companies, governments, and society respond to incidents and push their products and processes forward.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

Forward Looking Statements

This news release contains, and incorporates by reference, certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. When used in this document and in the documents incorporated herein by reference, the words “intend,” “anticipate,” “believe,” “estimate,” “expect” and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in generally applicable and industry-specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading “Risk Factors” and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

Source: Exponent, Inc.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended March 29, 2024 and March 31, 2023
(unaudited)
(in thousands, except per share data)

	Quarters Ended
	March 29,	March 31,
	2024	2023

Revenues
Revenues before reimbursements	$137,207	$128,705
Reimbursements	7,726	11,604

Revenues	144,933	140,309

Operating expenses
Compensation and related expenses	90,327	84,181
Other operating expenses	10,531	9,561
Reimbursable expenses	7,726	11,604
General and administrative expenses	5,636	5,843

Total operating expenses	114,220	111,189

Operating income	30,713	29,120

Other income
Interest income, net	2,626	1,770
Miscellaneous income, net	7,084	4,648
	9,710	6,418

Income before income taxes	40,423	35,538

Income taxes	10,281	6,414

Net income	$30,142	$29,124

Net income per share:
Basic	$0.59	$0.57
Diluted	$0.59	$0.56

Shares used in per share computations:
Basic	51,006	51,132
Diluted	51,419	51,682

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
March 29, 2024 and December 29, 2023
(unaudited)
(in thousands)

	March 29,	December 29,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$168,665	$187,150
Accounts receivable, net	162,885	167,360
Prepaid expenses and other assets	20,773	25,022
Total current assets	352,323	379,532
Property, equipment and leasehold improvements, net	74,503	75,318
Operating lease right-of-use asset	24,145	24,600
Goodwill	8,607	8,607
Other assets	169,827	158,720
Total assets	$629,405	$646,777

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$23,926	$22,125
Accrued payroll and employee benefits	68,285	111,773
Deferred revenues	16,106	21,709
Operating lease liability	5,814	6,302
Total current liabilities	114,131	161,909
Other liabilities	119,585	106,824
Operating lease liability	21,378	21,959
Total liabilities	255,094	290,692

Stockholders' equity:
Common stock	66	66
Additional paid-in capital	335,014	321,448
Accumulated other comprehensive loss	(3,187)	(2,977)
Retained earnings	588,570	574,082
Treasury stock, at cost	(546,152)	(536,534)
Total stockholders' equity	374,311	356,085
Total liabilities & stockholders' equity	$629,405	$646,777

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended March 29, 2024 and March 31, 2023
(unaudited)
(in thousands)

	Quarters Ended
	March 29,	March 31,
	2024	2023

Net Income	$30,142	$29,124

Add back (subtract):

Income taxes	10,281	6,414
Interest income, net	(2,626)	(1,770)
Depreciation and amortization	2,324	1,988

EBITDA (1)	40,121	35,756

Stock-based compensation	7,340	7,063

EBITDAS (1)	$47,461	$42,819

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.